MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 26, 2018

MTS REPORTS FISCAL 2018 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
EDEN PRAIRIE, MN - November 26, 2018 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and sensors, today reported financial results for its fiscal year 2018 fourth quarter and full year ended September 29, 2018.
FOURTH QUARTER FINANCIAL AND OPERATING HIGHLIGHTS

➢	Revenues of $197.9 million, with gross margin rising 180 basis points to 38.7%

➢	Second consecutive quarter of strong Test orders at $140.7 million

➢	Record Sensors orders of $96.3 million, with a book-to-bill ratio of 1.24

➢
Awarded Sensors multi-year contract associated with the U.S. Department of Defense valued at approximately $187 million inclusive of options, received initial purchase order funded up to $20 million in the quarter

➢	Diluted earnings per share increased to $0.56
➢ Declared 147th consecutive quarterly dividend
FULL YEAR FINANCIAL AND OPERATING HIGHLIGHTS
➢ Revenues of $778.0 million, including Sensors revenue growth of 11%

➢	Gross margin of 39.3%, an increase of 90 basis points

➢	Diluted earnings per share of $3.18, an increase of $1.87 or 143%

➢	Record backlog of $415.2 million, driven by record fourth quarter Sensors orders and Test momentum

➢	Continued deleveraging of the balance sheet with $73.7 million of debt payments

MTS News Release

FINANCIAL TABLE

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data - unaudited)	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenue	$197,879	$201,488	$778,032	$787,955
Revenue % increase (decrease)[1]	(1.8)%	(6.2)%	(1.3)%	21.2%
Gross margin	38.7%	36.9%	39.3%	38.4%
Operating margin	8.0%	6.2%	8.4%	7.0%
Earnings before taxes	$14,532	$4,187	$44,223	$23,011
Net income	10,760	5,570	61,328	25,084
Diluted earnings per share	0.56	0.29	3.18	1.31
Adjusted diluted earnings per share[2]	0.61	0.44	3.28	2.22
Adjusted EBITDA[2]	32,683	28,261	114,869	119,795
Cash and cash equivalents, end of period			71,804	108,733
Backlog, end of period			415,155	360,016
Total debt, end of period			388,378	457,639

[1]	Revenue growth rates in fiscal year 2017 reflect the first year of our PCB acquisition from July 5, 2016.

[2]	Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.
EXECUTIVE COMMENTARY - DR. JEFF GRAVES, PRESIDENT AND CHIEF EXECUTIVE OFFICER
"We are very pleased with how we ended the fiscal year, with increasing momentum across both of our business segments. While the Test ground vehicles sector remains sluggish by historical measure, all other Test equipment sectors, as well as our Test services, were robust, leading to a 50-year record order level for the second half of fiscal 2018 in our Test business. This performance puts us in a solid position for growth and margin improvement for Test in the year ahead."

"Our Sensors business had an outstanding year, with record revenues and strong operating performance, driven by broad strength across our Sensors industrial and test sectors. As good as we felt about our execution in 2018, our positive outlook for the future was further reinforced with the award, late in our fourth quarter, of a new Sensors multi-year contract associated with the U.S. Department of Defense, valued at approximately $187 million inclusive of options in which we received an initial purchase order funded up to $20 million. This was the largest contract ever received in our Sensors business and one that we are extremely proud to have been awarded. With the strength we now see in our core markets for sensors globally, and with a record backlog as we closed our fiscal 2018, we anticipate continued double-digit revenue growth and increased profitability moving forward as we realize the efficiencies of scale that we now have in our Sensors business."

"In short, while the first half order challenges driven by the Test ground vehicles sector provided a headwind for full-year performance, the record order rates of the second half of the year, for both our Test and Sensors businesses, left us feeling very positive as we closed out our fiscal 2018. The resulting 50-year record backlog at year end, which topped $415 million, positions us well for growth and further margin expansion in fiscal 2019."

HIGHLIGHTS FOR THE 2018 FOURTH FISCAL QUARTER
Revenue
Revenue was $197.9 million, down 1.8% compared to the same quarter in the prior year, driven primarily by lower equipment volume in the ground vehicles and structures sectors of our Test business, partially offset by an increase in service volume and growth in our Sensors business. Our Sensors business had continued momentum and sustained broad demand across all Sensors sectors.

MTS News Release

Orders
Test orders for the quarter were $140.7 million, marking the second consecutive quarter of orders exceeding $140 million even with an 8.2% decrease compared to the same prior year period. The overall decrease from the same prior year period reflects record orders activity in the prior year coupled with a shift in timing of order commitments by customers in the Test ground vehicles sector. The decrease was partially offset by expanded orders in the Test structures sector impacted by the timing of infrastructure investments and government funding.
Sensors orders for the quarter were a record $96.3 million, representing a 22.2% sequential increase over the third quarter of fiscal year 2018. This growth shows continued strength in our Sensors industrial and test sectors. It was driven incrementally by the initial purchase order associated with the U.S. Department of Defense, entered into in September 2018, which was funded up to $20 million in the quarter, as well as broad demand across all Sensors sectors.
Earnings Before Taxes
Earnings before taxes totaled $14.5 million, up $10.3 million compared to the same prior year period. The increase was primarily driven by the $4.6 million gain recognized on the sale of one of our China manufacturing facilities, an increase in Test gross profit and lower restructuring expense compared to the prior year. Additionally, the prior year includes non-recurring costs associated with our debt repricing.
Net Income and Diluted Earnings Per Share
Diluted earnings per share was $0.56 compared to $0.29 in the same prior-year period on net income of $10.8 million and $5.6 million, respectively. Results for the fourth quarter of fiscal year 2018 included the gain on sale of one of our China manufacturing facilities and an increase in Test gross profit.
Adjusted EBITDA
Adjusted EBITDA grew to $32.7 million in the fourth quarter of fiscal year 2018, up 17.6% sequentially from the third quarter of fiscal year 2018 and up 15.6% from the same prior year period. This growth was primarily due to the gain on sale of one of our China manufacturing facilities, an increase in Test gross profit and lower operating expenses, partially offset by a slight decline in Sensors gross profit. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.
Capital Structure
We continued to strengthen our balance sheet by reducing our debt outstanding for the eighth consecutive quarter. This included debt payments of $3.6 million during the fourth quarter of fiscal year 2018. We made a total of $73.7 million of debt payments during fiscal year 2018, $59.3 million of which was in excess of our mandatory repayment requirements. We believe our ability to repatriate cash to the United States on favorable terms as a result of the Tax Cuts and Jobs Act will continue to enhance our deleveraging efforts in the future.
Dividend
The Board of Directors declared a quarterly dividend of $0.30 per share. The dividend was payable on October 1, 2018 to shareholders of record as of the close of business on September 17, 2018. This was our 147th consecutive quarterly dividend.

HIGHLIGHTS FOR THE 2018 FULL FISCAL YEAR
Revenue
Revenue was $778.0 million, down 1.3% compared to the prior year, driven primarily by lower equipment volume in the ground vehicles sector of our Test business, partially offset by 10.7% revenue growth in our Sensors business. Sensors continues to benefit from having a well-positioned product portfolio supported by strong customer service to meet the continued demand across all Sensors sectors.

MTS News Release

Orders
Test orders for the fiscal year were $495.2 million, a 1.1% decrease compared to the prior year. The overall decrease from the prior year reflects the continued demand volatility in the Test ground vehicles sector as the automotive industry is further disrupted by electrification and autonomous vehicles. The decrease was partially offset by strong orders for materials Test systems, growth in new advanced materials and additive manufacturing, and expanded orders in structures. In addition, our Test service orders surpassed $100 million for the first time. The Test opportunity pipeline remains at $1.0 billion over the next 12 months; however, anticipated order timing continues to be volatile in our Test ground vehicles sector. Test ended the fiscal year with a backlog of $346.0 million, a 6.0% increase sequentially from the third quarter of fiscal year 2018 and an 11.1% increase from the prior year.
Sensors orders for the fiscal year were a record $336.2 million. This strength was driven by broad demand across all Sensors sectors and the initial purchase order funded up to $20 million associated with the U.S. Department of Defense. Moving forward, we expect continued strength in Sensors orders and expanded opportunities associated with the U.S. Department of Defense. Sensors backlog at the end of the fiscal year was $69.1 million, a 34.5% increase sequentially from the third quarter of fiscal year 2018 and a 42.7% increase from the prior year.
Earnings Before Taxes
Earnings before taxes totaled $44.2 million, up $21.2 million compared to the prior year. The increase was mainly driven by leverage on strong Sensors revenue growth and the non-recurrence of several costs from the prior year, including expenses related to our investigation of code of conduct violations within our China Test operations, acquisition inventory fair value adjustments, one-time costs associated with our debt repricing and acquisition integration expenses, along with the gain on the sale of one of our China manufacturing facilities. Partially offsetting the growth was a decline in Test gross profit driven by lower revenue and product mix.
Net Income and Diluted Earnings Per Share
Diluted earnings per share was $3.18 compared to $1.31 in the same prior-year period on net income of $61.3 million and $25.1 million, respectively. Fiscal year 2018 results included a reduction in the effective tax rate as a result of the Tax Cuts and Jobs Act, the non-recurrence of several costs from the prior year as previously discussed and the gain on sale of one of our China manufacturing facilities, partially offset by a decline in Test gross profit.
Adjusted EBITDA
Adjusted EBITDA of $114.9 million in fiscal year 2018, declined $4.9 million from $119.8 million in the prior year, primarily due to a decline in Test gross profit, partially offset by strong Sensors revenue growth and the gain on sale of one of our China manufacturing facilities. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

MTS News Release

OUTLOOK
Test Business
Overall, the outlook in Test remains positive as composite technologies, additive manufacturing, services, emerging markets, material light-weighting and ground transportation create new demand for the unique and sophisticated testing solutions that we have to offer. We believe this demand will be driven heavily by the increased use of additive manufacturing and the proliferation of carbon-fiber composites in the materials sector, the requirement for durability testing in the automotive industry as new car types continue to be developed with the rapidly changing landscape in autonomy and electrification of vehicles, and by continued strong growth in our Test services activities. However, we believe volatility in the Test ground vehicles sector will continue to present risk to our near-term results for the foreseeable future. In addition, we continue to invest specifically in operational efficiency initiatives to improve profitability and in new products and technologies to generate the highest demand for Test products and services in the coming years.
Sensors Business
Strong demand in the Sensors business is anticipated to continue during fiscal year 2019 across all sectors, driven by new products across all major markets and geographies and expanded opportunities associated with the U.S. Department of Defense. This combination of positive factors is expected to yield double-digit top line growth, along with Adjusted EBITDA expansion for the Sensors business in fiscal year 2019.
Consolidated
Based on these factors, we introduce our expected outlook for fiscal year 2019 including:

Metric	Current Outlook
Revenue	$830 million to $870 million
Adjusted EBITDA	$122 million to $142 million
Diluted earnings per share	$2.30 to $2.60

The above outlook includes:

•	$8.5 million to $11.0 million for stock-based compensation, acquisition-related and restructuring expenses;

•	Our most recent acquisition of E2M Technologies B.V., in addition to the slightly positive effects of the implementation of the new revenue recognition standard; and

•	An anticipated effective tax rate, excluding discrete tax items, of 15-19% for fiscal year 2019.
A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, for the above outlook is included in Exhibit F of this earnings release.

FOURTH QUARTER CONFERENCE CALL
As announced on November 12, 2018, a conference call will be held on November 27, 2018 (tomorrow), at 10:00 a.m. ET (9:00 a.m. CT). Dr. Jeff Graves, President and Chief Executive Officer, and Brian Ross, Senior Vice President and Chief Financial Officer, will host the call, which will include a question and answer session after prepared remarks.
Call toll free +1-855-719-5012 (international toll +1-334-323-0522) and reference the conference pass code 1982047. Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, December 4, 2018. Call toll free +1-888-203-1112 and reference the conference pass code 1982047.
A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on November 28, 2018.

MTS News Release

ABOUT MTS SYSTEMS CORPORATION
MTS Systems Corporation’s testing hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,400 employees as of September 29, 2018 and revenue of $778 million for the fiscal year ended September 29, 2018. Additional information on MTS can be found at www.mts.com.

NON-GAAP FINANCIAL MEASURES
We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and acquisition-related expenses is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and acquisition-related expenses to net income and dividing the result by the diluted weighted average shares outstanding.
We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA excluding the impact from stock-based compensation, restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment and China investigation expenses (Adjusted EBITDA) is useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA and Adjusted EBITDA are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, restructuring expenses, acquisition integration expenses, acquisition inventory fair value adjustment and China investigation expenses to EBITDA.
We believe that disclosing free cash flow is useful to investors as a measure of operating performance. We use this measure as an indicator of the Company's strength and ability to generate cash. Free cash flow is a financial measure that does not reflect GAAP. We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment plus cash proceeds from sale of property and equipment.
Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D, E and F of this earnings release.

MTS News Release

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Sensors and Test sectors and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

INVESTOR RELATIONS CONTACT
Brian Ross
Senior Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Revenue
Product	$171,046	$176,484	$674,391	$691,471
Service	26,833	25,004	103,641	96,484
Total revenue	197,879	201,488	778,032	787,955
Cost of sales
Product	104,716	111,393	409,525	427,405
Service	16,671	15,693	62,978	58,272
Total cost of sales	121,387	127,086	472,503	485,677
Gross profit	76,492	74,402	305,529	302,278
Gross margin	38.7%	36.9%	39.3%	38.4%

Operating expenses
Selling and marketing	31,537	31,958	126,333	124,912
General and administrative	20,605	21,234	79,240	87,539
Research and development	8,549	8,701	34,784	34,999
Total operating expenses	60,691	61,893	240,357	247,450

Income from operations	15,801	12,509	65,172	54,828
Operating margin	8.0%	6.2%	8.4%	7.0%

Interest expense, net	(6,121)	(8,412)	(25,882)	(30,821)
Other income (expense), net	4,852	90	4,933	(996)

Income before income taxes	14,532	4,187	44,223	23,011
Income tax provision (benefit)	3,772	(1,383)	(17,105)	(2,073)
Net income	$10,760	$5,570	$61,328	$25,084

Earnings per share
Basic
Earnings per share	$0.56	$0.29	$3.20	$1.32
Weighted average common shares outstanding	19,206	19,122	19,163	19,040

Diluted
Earnings per share	$0.56	$0.29	$3.18	$1.31
Weighted average common shares outstanding	19,363	19,222	19,293	19,137

Dividends declared per share	$0.30	$0.30	$1.20	$1.20

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	September 29, 2018	September 30, 2017

ASSETS

Current assets
Cash and cash equivalents	$71,804	$108,733
Accounts receivable, net	122,243	123,994
Unbilled accounts receivable, net	70,474	76,914
Inventories, net	139,109	127,728
Other current assets	24,572	19,880
Total current assets	428,202	457,249

Property and equipment, net	90,269	99,930

Goodwill	369,275	369,762
Intangible assets, net	246,138	255,079
Other long-term assets	5,512	7,672
Total assets	$1,139,396	$1,189,692

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt, net	$32,738	$39,095
Accounts payable	47,886	47,515
Advance payments from customers	80,131	76,712
Other accrued liabilities	78,358	84,067
Total current liabilities	239,113	247,389

Long-term debt, less current maturities	355,640	418,544
Other long-term liabilities	66,711	94,982
Total liabilities	661,464	760,915

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
17,856 and 17,760 shares issued and outstanding as
of September 29, 2018 and September 30, 2017, respectively	4,464	4,440
Additional paid-in capital	171,407	163,632
Retained earnings	300,585	261,258
Accumulated other comprehensive income (loss)	1,476	(553)
Total shareholders' equity	477,932	428,777
Total liabilities and shareholders' equity	$1,139,396	$1,189,692

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017

Cash Flows from Operating Activities
Net income	$10,760	$5,570	$61,328	$25,084
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Stock-based compensation	1,905	1,675	7,283	5,600
Fair value adjustment to acquired inventory	—	—	—	7,975
Depreciation and amortization	8,634	10,093	34,492	35,523
(Gain) loss on sale or disposal of property and equipment	(4,333)	458	(4,162)	733
Amortization of financing fees	820	1,668	4,644	4,366
Deferred income taxes	1,937	(4,728)	(28,252)	(9,127)
Other	1,215	1,055	3,338	3,698
Changes in operating assets and liabilities	(9,802)	3,458	(15,424)	(1,992)
Net Cash Provided by (Used in) Operating Activities	11,136	19,249	63,247	71,860

Cash Flows from Investing Activities
Purchases of property and equipment	(2,544)	(4,559)	(12,321)	(17,798)
Proceeds from sale of property and equipment	6,724	—	6,793	45
Other	—	147	823	(853)
Net Cash Provided by (Used in) Investing Activities	4,180	(4,412)	(4,705)	(18,606)

Cash Flows from Financing Activities
Payments on financing arrangements, net	(3,757)	(4,307)	(73,795)	(14,404)
Cash dividends	(5,402)	(5,103)	(21,360)	(20,079)
Proceeds from exercise of stock options and employee stock purchase plan	291	(1)	1,992	5,579
Payments to purchase and retire common stock	(97)	(133)	(1,403)	(1,785)
Net Cash Provided by (Used in) Financing Activities	(8,965)	(9,544)	(94,566)	(30,689)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(950)	1,820	(905)	1,388
Cash and Cash Equivalents
Increase (decrease) during the period	5,401	7,113	(36,929)	23,953
Balance, beginning of period	66,403	101,620	108,733	84,780
Balance, End of Period	$71,804	$108,733	$71,804	$108,733

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
	September 29, 2018	September 30, 2017	% Variance
Test Segment
Revenue	$120,428	$124,762	(3)%
Cost of sales	80,185	88,217	(9)%
Gross profit	40,243	36,545	10%
Gross margin	33.4%	29.3%

Operating expenses	33,795	34,715	(3)%

Income from operations	$6,448	$1,830	252%

Sensors Segment
Revenue	$77,768	$76,726	1%
Cost of sales	41,515	38,869	7%
Gross profit	36,253	37,857	(4)%
Gross margin	46.6%	49.3%

Operating expenses	26,896	27,178	(1)%

Income from operations	$9,357	$10,679	12%

Intersegment Eliminations
Revenue	$(317)	$—
Cost of sales	(313)	—
Gross profit	(4)	—

Income (loss) from operations	$(4)	$—

Total Company
Revenue	$197,879	$201,488	(2)%
Cost of sales	121,387	127,086	(4)%
Gross profit	76,492	74,402	3%
Gross margin	38.7%	36.9%

Operating expenses	60,691	61,893	(2)%

Income from operations	$15,801	$12,509	26%

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding
Restructuring, Acquisition Integration and China Investigation Expenses
(unaudited - in thousands, except per share data)

	Three Months Ended
	September 29, 2018			September 30, 2017
	Pre-tax	Tax	Net	Pre-tax	Tax	Net
Net income	$14,532	$3,772	$10,760	$4,187	$(1,383)	$5,570
Restructuring expenses [1]	1,387	357	1,030	3,043	737	2,306
Acquisition integration expenses[2]	—	—	—	622	127	495
China investigation expenses[2]	—	—	—	229	57	172
Adjusted net income[3]	$15,919	$4,129	$11,790	$8,081	$(462)	$8,543

Weighted average diluted common shares outstanding			19,363			19,222

Diluted earnings per share	$0.75	$0.19	$0.56	$0.22	$(0.07)	$0.29
Impact of restructuring expenses	0.07	0.02	0.05	0.16	0.04	0.12
Impact of acquisition integration expenses	—	—	—	0.03	0.01	0.02
Impact of China investigation expenses	—	—	—	0.01	—	0.01
Adjusted diluted earnings per share[3]	$0.82	$0.21	$0.61	$0.42	$(0.02)	$0.44

1 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

2 In determining the tax impact of acquisition integration and China investigation expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring, Acquisition Integration,
Acquisition Inventory Fair Value Adjustment, China Investigation and Acquisition-Related Expenses
(unaudited - in thousands, except per share data)

	Twelve Months Ended
	September 29, 2018			September 30, 2017
	Pre-tax	Tax	Net	Pre-tax	Tax	Net
Net income	$44,223	$(17,105)	$61,328	$23,011	$(2,073)	$25,084
Restructuring expenses[1]	2,730	697	2,033	4,079	1,099	2,980
Acquisition integration expenses[2]	—	—	—	3,577	918	2,659
Acquisition inventory fair value adjustment[2]	—	—	—	7,975	2,066	5,909
China investigation expenses[2]	—	—	—	9,209	2,460	6,749
Acquisition-related expenses[2]	—	—	—	—	814	(814)
Adjusted net income[3]	$46,953	$(16,408)	$63,361	$47,851	$5,284	$42,567

Weighted average diluted common shares outstanding			19,293			19,137

Diluted earnings per share	$2.29	$(0.89)	$3.18	$1.20	$(0.11)	$1.31
Impact of restructuring expenses	0.14	0.04	0.10	0.21	0.06	0.15
Impact of acquisition integration expenses	—	—	—	0.19	0.05	0.14
Impact of acquisition inventory fair value adjustment	—	—	—	0.42	0.11	0.31
Impact of China investigation expenses	—	—	—	0.48	0.13	0.35
Impact of acquisition-related expenses	—	—	—	—	0.04	(0.04)
Adjusted diluted earnings per share[3]	$2.43	$(0.85)	$3.28	$2.50	$0.28	$2.22

1 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

2 In determining the tax impact of acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

[3] Denotes non-GAAP financial measure.

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Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net income	$10,760	$5,570	$61,328	$25,084
Income tax provision (benefit)	3,772	(1,383)	(17,105)	(2,073)
Interest expense, net	6,121	8,412	25,882	30,821
Depreciation and amortization	8,634	10,093	34,492	35,523
EBITDA[1]	29,287	22,692	104,597	89,355

Stock-based compensation	1,905	1,675	7,283	5,600
Restructuring expenses[2]	1,491	3,043	2,989	4,079
Acquisition integration expenses	—	622	—	3,577
Acquisition inventory fair value adjustment	—	—	—	7,975
China investigation expenses	—	229	—	9,209
Adjusted EBITDA[1]	$32,683	$28,261	$114,869	$119,795

[1] Denotes non-GAAP financial measures.

[2]  Restructuring expenses were adjusted to exclude stock-based compensation forfeitures and depreciation expense that are otherwise included in the stock-based compensation line and depreciation and amortization line.

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Exhibit E
MTS SYSTEMS CORPORATION
Free Cash Flow
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net Cash Provided by (Used in) Operating Activities	$11,136	$19,249	$63,247	$71,860
Purchases of property and equipment	(2,544)	(4,559)	(12,321)	(17,798)
Proceeds from sale of property and equipment	6,724	—	6,793	45
Free cash flow[1]	$15,316	$14,690	$57,719	$54,107

[1] Denotes non-GAAP financial measures.

MTS News Release

Exhibit F
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	September 28, 2019
	Low	High
Net income	$44,500	$50,000
Income tax provision (benefit)	7,000	11,000
Interest expense, net	26,000	28,000
Depreciation and amortization	36,000	42,000
EBITDA[1]	113,500	131,000

Stock-based compensation and non-recurring expenses[2]	8,500	11,000
Adjusted EBITDA[1]	$122,000	$142,000

[1] Denotes non-GAAP financial measures.

[2] Includes pre-tax forecast expenses for stock-based compensation, acquisition-related and restructuring expenses.